NorthWestern Corporation d/b/a NorthWestern Energy 3010 W. 69th Street Sioux Falls, SD 57108 www.northwesternenergy.com
NYSE: NWE News Release FOR IMMEDIATE RELEASE	Media Contact: Claudia Rapkoch (866) 622-8081 claudia.rapkoch@northwestern.com Investor Relations Contact: Dan Rausch (605) 978-2902 daniel.rausch@northwestern.com

NORTHWESTERN ENERGY TAPS PRIVATE PLACEMENT MARKET

FOR $55 MILLION 30-YEAR FIRST MORTGAGE BONDS

SIOUX FALLS, S.D. – October 2, 2009 – NorthWestern Corporation d/b/a NorthWestern Energy (NYSE: NWE) today announced that on September 30, 2009, NorthWestern Corporation (the “Company”) entered into a purchase agreement to sell $55,000,000 aggregate principal amount of 5.71% First Mortgage Bonds due October 15, 2039, with Country Life Insurance Company, Canada Life Insurance Company of America, and John Hancock Life Insurance Company.

The Company will use the entire net proceeds from this offering to pay a portion of the costs of the proposed Mill Creek generation project and/or fund future capital expenditures.

“This offering demonstrates NorthWestern’s ability to access the debt markets at favorable terms as we look forward to financing our growth initiatives,” said Brian Bird, Vice President, Chief Financial Officer and Treasurer.

For more information on NorthWestern Energy, please visit our Website at www.northwesternenergy.com.

About NorthWestern Energy

NorthWestern Energy is one of the largest providers of electricity and natural gas in the Upper Midwest and Northwest, serving approximately 656,000 customers in Montana, South Dakota and Nebraska. For more information about NorthWestern Energy, visit our Web site at www.northwesternenergy.com.

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